Exhibit 5.3

Advocaten Notarissen Belastingadviseurs

To	5th Floor East Wing
Shell International Finance B.V.	10 King William Street
Carel van Bylandtlaan 30	London EC4N 7TW
2596 HR Den Haag
T +44 20 7337 3510 F +44 20 7337 3520

Date 22 June 2010	E. Meyer Swantee
advocaat
Our ref. M8697332/1/91005108/RvtH
Dear Sir/Madam,
Shell International Finance B.V. (the “Issuer”)
USD 1,750,000,000 3.10% Notes due 2015
USD 1,000,000,000 Floating Rate Notes due 2012
(together the “Notes”)
guaranteed by the Guarantor
1	Introduction

My partner Niek Biegman has acted as Dutch legal adviser (advocaat) to the Issuer in connection with the Registration by the Issuer and the Guarantor with the SEC of (i) senior debt securities and (ii) subordinated debt securities which may be issued by the Issuer and which will be fully and unconditionally guaranteed by the Guarantor and (iii) senior and subordinated debt securities, warrants, class A ordinary shares and class B ordinary shares which may be issued by the Guarantor.

In addition, I act as Dutch legal adviser (advocaat) to the Issuer in connection with the issue by it of the Notes.

Certain terms used in this opinion are defined in the Annex (Definitions).
De Brauw Blackstone Westbroek London is a branch of De Brauw Blackstone Westbroek London B.V., registered with the Commercial Register in The Hague, The Netherlands under no. 27172367; registered with the Companies Register in England & Wales under Branch number BR4545.

2	Dutch Law

This opinion is limited to Dutch law in effect on the date of this opinion. It (including all terms used in it) is to be construed in accordance with Dutch law.

3	Scope of Inquiry

For the purpose of this opinion, I have examined the following documents:

3.1	A copy of:
(a)	each Agreement signed by the Issuer;

(b)	the Form of Security;

(c)	the Registration Statement, including the Prospectus (excluding the documents incorporated into it by reference and any exhibits to it);

(d)	the Supplement; and

(e)	the Free Writing Prospectus.
3.2	A copy of:
(a)	the Issuer’s deed of incorporation and its articles of association, as provided to me by the Chamber of Commerce; and

(b)	the Trade Register Extract.
3.3	A copy of each Corporate Resolution.

3.4	A copy of the Power of Attorney.

In addition, I have obtained the following confirmation given on the date of this opinion:

3.5	Confirmation by telephone from the Chamber of Commerce that the Trade Register Extract is up to date.
3.6
(a)	Confirmation by telephone from the court registry of the District Court of the place where the Issuer has its corporate seat, derived from that Court’s Insolvency Register; and
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(b)	confirmation through www.rechtspraak.nl, derived from the segment for EU registrations of the Central Insolvency Register;
in each case that the Issuer is not registered as being subject to Insolvency Proceedings.

I have not examined any document, and do not express an opinion on, or on any reference to, any document other than the documents referred to in this paragraph 3. My examination has been limited to the text of the documents and I have not investigated the meaning and effect of any document governed by a law other than Dutch law under that other law.

4	Assumptions

For the purpose of this opinion, I have made the following assumptions:
4.1
(a)	Each copy document conforms to the original and each original is genuine and complete.

(b)	Each signature is the genuine signature of the individual concerned.

(c)	Each confirmation referred to in this opinion is true.

(d)	Each Agreement has been or will have been entered into, and all Notes have been or will have been issued, in the form referred to in this opinion and the Terms and Conditions conform to the terms and conditions in the Indenture in all material respects. The Registration Statement has been or will have been filed with the SEC, in the form referred to in this opinion.
4.2
(a)	Each Corporate Resolution has been validly passed and remains in full force and effect without modification. Each extract from minutes is a true and complete record of the proceedings described in it in a duly convened, constituted, and quorate meeting.

(b)	There is no works council whose advice on the Company’s entry into the Agreements or the issue and performance of Notes must be sought pursuant to the Works Councils Act (Wet op de ondernemingsraden).
4.3
(a)	Each Agreement is within the capacity and powers of, and has or will
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have been validly authorised and entered into by, each party other than the Issuer.

(b)	Where required, the Notes have been or will have been validly authenticated in accordance with the Indenture.

(c)	The Power of Attorney:
(i)	has been signed on behalf of the Issuer by two of its managing directors; and

(ii)	remains in full force and effect without modification;
and no rule of law which under the 1978 The Hague Convention on the Law applicable to Agency applies or may be applied to the existence and extent of the authority of any person authorised to sign any Agreement on behalf of the Issuer under the Power of Attorney, adversely affects the existence and extent of that authority as expressed in the Power of Attorney.

(d)	Each Agreement and the Notes have been signed on behalf of the Issuer by two of its managing directors or, in case of the Fixed Rate Terms Agreement, the Floating Rate Terms Agreement, the Fixed Rate Underwriting Agreement or the Floating Rate Underwriting Agreement by a person authorised to do so under the Power of Attorney.

(e)	All Notes have been or will have been signed on behalf of the Issuer, manually or, with the approval of the managing directors concerned, in facsimile by its managing directors in accordance with its articles of association.
4.4	Under New York law by which each Agreement and the Notes are expressed to be governed when validly signed by all the parties, each Agreement and the Notes are valid, binding on and enforceable against each party.
4.5
(a)	The Notes have been, are and will be offered to the public (aangeboden aan het publiek) in the Netherlands in accordance with the FMSA.

(b)	At the time when it disposed or disposes of the Notes in the context of the offer of the Notes, the Issuer did or does not possess inside information (voorwetenschap) in respect of the Issuer, the Guarantor or the trade in the Notes.
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4.6	None of the Notes qualify as game or wager (spel en weddingschap) within the meaning of Section 7A:1825 Civil Code, “CC”) and no issue of Notes falls within the scope of the Games and Chance Act (Wet op de kansspelen).

4.7	The Issuer complies with Section 3:2 FMSA and therefore does not require a banking licence pursuant to that Act.

4.8	No Notes will be issued exceeding the aggregate maximum amount of USD 15,000,000,000 under the Registration and/or the Debt Programme taken together.

4.9	The Agreements and each transaction entered into pursuant to them have been entered into on an arm’s length basis.

5	Opinion

Based on the documents and confirmations referred to and the assumptions made in paragraphs 3 and 4 and subject to the qualifications in paragraph 6 and to any matters not disclosed to me, I am of the following opinion:

5.1	The Issuer has been incorporated and exists as a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid).
5.2
(a)	The Issuer has the corporate power to enter into and perform each Agreement and to issue and perform the Notes.

(b)	The Issuer has taken all necessary corporate action to authorise its entry into and performance of each Agreement and its issue and performance of the Notes.

(c)	The Issuer has validly signed each Agreement and the Notes.
5.3	The entry into and performance of each Agreement and the issue and performance of the Notes, by the Issuer do not violate Dutch law or the Issuer’s articles of association.

5.4	The choice of New York law as the governing law of each Agreement and the Notes is recognised and accordingly that law governs the validity, binding effect on and enforceability against the Issuer of each Agreement and the Notes.
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5.5	The statements in the Prospectus as supplemented by the Supplement under the heading “Taxation – Dutch taxation” and “Enforceability of Certain Civil Liabilities”, to the extent that they are statements as to Dutch law, are correct.

6	Qualifications

This opinion is subject to the following qualifications:

6.1	This opinion is subject to any limitations arising from bankruptcy, suspension of payments, emergency measures, (other) Insolvency Proceedings or other laws relating to or affecting the rights of creditors.

6.2	Notwithstanding the recognition of New York law as the governing law of the Indenture and the Notes:
(a)	effect may be given to the law of another jurisdiction with which the situation has a close connection, insofar as, under the law of that jurisdiction, that law is mandatory irrespective of the governing law of the Indenture or the Notes, as applicable;

(b)	Dutch law will be applied insofar as it is mandatory irrespective of the governing law of the Indenture or the Notes, as applicable;

(c)	the application of New York law may be refused if it is manifestly incompatible with Dutch public policy; and

(d)	regard will be given to the law of the jurisdiction in which performance takes place in relation to the manner of performance and the steps to be taken in the event of defective performance.
6.3	The recognition of New York law as the governing law of the Fixed Rate Terms Agreement, the Fixed Rate Underwriting Agreement, the Floating Rate Terms Agreement and the Floating Rate Underwriting Agreement:
(a)	will not prejudice the application of provisions of Dutch law which cannot be derogated from by agreement, if all elements relevant to the situation at the time when the Fixed Rate Terms Agreement, the Fixed Rate Underwriting Agreement, the Floating Rate Terms Agreement or the Floating Rate Underwriting Agreement was entered into (other than the choice of New York law as the governing law of the Fixed Rate Terms Agreement, the Fixed Rate Underwriting Agreement, the Floating Rate Terms Agreement or the Floating Rate Underwriting Agreement, as applicable) are located in the Netherlands;
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(b)	will not prejudice the provisions of the law of the European Community (where appropriate as implemented in the Netherlands) which cannot be derogated from by agreement if all elements relevant to the situation at the time when the Fixed Rate Terms Agreement, the Fixed Rate Underwriting Agreement, the Floating Rate Terms Agreement or the Floating Rate Underwriting Agreement was entered into (other than the choice of New York law as the governing law of the Fixed Rate Terms Agreement, the Fixed Rate Underwriting Agreement, the Floating Rate Terms Agreement or the Floating Rate Underwriting Agreement, as applicable) are located in one or more Member States of the European Union;

(c)
(i)	will not restrict the application of the overriding provisions of Dutch law; and

(ii)	will not prevent that effect be given to the overriding provisions of the law of the jurisdiction where obligations arising out of the Fixed Rate Terms Agreement, the Fixed Rate Underwriting Agreement, the Floating Rate Terms Agreement or the Floating Rate Underwriting Agreement, as applicable, have to be or have been performed, insofar as those provisions render the performance unlawful;
(and for this purpose “overriding provisions” are provisions the respect for which is regarded as crucial by a jurisdiction for safeguarding its public interests to such an extent that they are applicable to any situation falling within their scope, irrespective of the law otherwise applicable to an agreement);

(d)	will not prevent that the application of New York law be refused if it is manifestly incompatible with Dutch public policy (ordre public); and

(e)	will not prevent that in relation to the manner of performance and the steps to be taken in the event of defective performance, regard shall be had to the law of the jurisdiction in which performance takes place.
6.4	The enforcement in the Netherlands of each Agreement and the Notes and of foreign judgments is subject to Dutch rules of civil procedure.

6.5	The enforceability of each Agreement and the Notes may be limited under the 1977 Sanction Act (Sanctiewet 1977) or otherwise by international sanctions.
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6.6	A final judgment in respect of the Agreements and the Notes, rendered by a court of another country in favour of a party to the Agreements, or any holder of a Note against the Issuer, will be recognized and enforced by the Dutch courts subject to the conditions and limitations of a convention or treaty on the recognition and enforcement of judgments in civil and commercial matters between such country and the Netherlands and subject to the rules and regulations promulgated pursuant thereto.

6.7	In the absence of an applicable convention between the United States of America and the Netherlands providing for reciprocal recognition and enforcement of judgments in civil and commercial matters, a judgment rendered by a U.S. court in favour of a party to the Agreements or any holder of a Note against the Issuer will not be recognised and enforced by the Dutch courts; in order to obtain a judgment which is enforceable against the Dutch Issuer in the Netherlands, such party will have to file its claim against the Issuer with the competent Netherlands court and may submit in the course of the proceedings the final judgment which has been rendered in the Unites States; if the Dutch court finds that the jurisdiction of the court in the United States has been based on grounds which are internationally acceptable and that proper legal procedures haven been observed, the Dutch court would, in principle, give binding effect to the final judgment which has been rendered in the United States unless such judgment contravened Netherlands principles of public policy.

6.8	To the extent that Dutch law applies, any provision that the holder of a Note may be treated as its absolute owner may not be enforceable under all circumstances.

6.9	To the extent that Dutch law applies, title to a Note may not pass if (i) the Note is not delivered (geleverd) in accordance with Dutch law, (ii) the transferor does not have the power to pass on title (beschikkingsbevoegdheid) to the Note, or (iii) the transfer of title is not made pursuant to a valid title of transfer (geldige titel).

6.10	To the extent that Dutch law applies, a power of attorney (including a proxy) (a) does not preclude the principal from performing the legal acts covered by the power of attorney and (b) can be made irrevocable only (i) insofar as it has been granted for the purpose of performing a legal act in the interest of the authorised person or a third party, and (ii) subject to any amendments made or limitations imposed by the courts on serious grounds (gewichtige redenen).

6.11	To the extent that the Indenture, the Notes or the Terms and Conditions are general conditions within the meaning of Section 6:231 CC, a holder of a Note may nullify (vernietigen) a provision therein if (i) the Issuer has not offered the
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holder a reasonable opportunity to examine the Terms and Conditions, or (ii) the provision, having regard to all relevant circumstances, is unreasonably onerous to the holder. A provision in general conditions as referred to in Section 6:236 CC is deemed to be unreasonably onerous, irrespective of the circumstances, if the holder of a Note is a natural person not acting in the conduct of a profession or trade. The provisions in Sections 5.02 and 5.03 of the Indenture might fall within the scope of Section 6:236 CC.

6.12	If any Note has been signed on behalf of the Issuer (manually or in facsimile) by a person who is on the signing date, but ceases to be before the date of the Note and its authentication and issue, a duly authorised representative of the Issuer, enforcement of the Note in a Dutch court may require that the holder of the Note submit a copy of the Indenture.

6.13	To the extent that Dutch law applies, the provisions in the Indenture to the effect that in any proceedings brought by the Trustee (and also proceedings in which a declaratory judgment of a court may be sought as to the interpretation or construction of any provision of the Indenture to which the Trustee shall be a party), the Trustee shall be held to represent all the Holders (as defined therein) of the Notes to which such proceedings relate, and that it shall not be necessary to make any Holders of such Notes parties to any such proceedings, may not be enforceable.

6.14	To the extent that Dutch law applies, the provisions in the Indenture to the effect that no Holder (as defined therein) of any Note of any series shall have the right by virtue or by availing of any provision of the Indenture to institute any action or proceeding at law or in equity or in bankruptcy or otherwise upon or under or with respect to the Indenture, or for the appointment of an administrator, bewindvoerder, receiver, liquidator, curator, sequestrator, trustee or other similar officer or for any other remedy under the Indenture, unless such Holder previously shall have given to the Trustee written notice as further provided in the Indenture, may not be enforceable under all circumstances.

6.15	In proceedings in a Dutch court for the enforcement of any Agreement or the Notes the court may mitigate amounts due in respect of litigation and collection costs.

6.16	Under Dutch law any trust to which the Convention on the Law applicable to Trusts and their Recognition 1985 (the “Trust Convention”) applies, will be recognised subject to the Trust Convention. Any trust to which the Trust Convention does not apply may not be recognised.

6.17
(a)	An extract from the Trade Register does not provide conclusive
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evidence that the facts set out in it are correct. However, under the 2007 Trade Register Act (Handelsregisterwet 2007), subject to limited exceptions, a legal entity or partnership cannot invoke the incorrectness or incompleteness of its Trade Register registration against third parties who were unaware of the incorrectness or incompleteness.

(b)	A confirmation derived from an Insolvency Register does not provide conclusive evidence that an entity is not subject to Insolvency Proceedings.
6.18	I do not express any opinion on:
(a)	the validity of any lien as security of the Notes of one or more series of any property or assets as contemplated by Section 7.07 of the Indenture for whatever purpose contemplated by the said section of the Indentures or any (other) rights in rem;

(b)	any taxation matters, except for paragraph 5.5.
7	Reliance

This opinion is addressed to and may be relied upon by the Issuer for the purpose of the Registration of the Notes and not by any other person or for any other purpose. In relying on this confirmation letter, the Issuer agrees that:
(a)	(other than as set out below) it shall not supply this opinion, or disclose its contents or existence, to any person for any purpose; and

(b)	only De Brauw shall have any liability in connection with this opinion, the agreement in this paragraph 7 and all liability and other matters relating to this opinion shall be governed exclusively by Dutch law and the Dutch courts shall have exclusive jurisdiction to settle any dispute relating to this opinion.
The Issuer may:
(i)	file this opinion as an exhibit to the Registration Statement; and

(ii)	refer to De Brauw under the headings “Enforceability of Certain Civil Liabilities”, “Taxation- Dutch Taxation” and “Legal Matters” in the Prospectus as supplemented by the Supplement.
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The previous paragraph is no admittance from me (or De Brauw) that I am (or De Brauw is) in the category of persons whose consent for the filing and reference in that paragraph is required under Section 7 of the Securities Act or any rules or regulations of the SEC promulgated under it.
Yours faithfully,
De Brauw Blackstone Westbroek London B.V.
Ernest Meyer Swantee
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Annex — Definitions
Part 1 — General
In this opinion:
“Agreements” is defined in part 3 (Issue Documents) of this Annex.
“CC” means the Civil Code (Burgerlijk Wetboek).
“Chamber of Commerce” means the Chamber of Commerce and Industry (kamer van koophandel en fabrieken) of the place where the Issuer has its corporate seat.
“Corporate Resolution” is defined in part 2 (Issuer) of this Annex.
“De Brauw” means De Brauw Blackstone Westbroek London B.V.
“Debt Programme” means the USD 25,000,000,000 debt securities programme under which Royal Dutch Shell plc and the Issuer act as issuers and the Guarantor acts as a guarantor.
“Fixed Rate Terms Agreement” is defined in part 3 (Issue Documents) of this Annex.
“Fixed Rate Underwriting Agreement” is defined in part 3 (Issue Documents) of this Annex.
“Floating Rate Terms Agreement” is defined in part 3 (Issue Documents) of this Annex.
“Floating Rate Underwriting Agreement” is defined in part 3 (Issue Documents) of this Annex.
“FMSA” means the Financial Markets Supervision Act (Wet op het financieel toezicht).
“Form of Security” means the form of global security for the Notes of the Issuer filed as Exhibit 4.7 with the Registration Statement.
“Free Writing Prospectus” is defined in part 3 (Issue Documents) of this Annex.
“Guarantor” means Royal Dutch Shell plc.
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“Indenture” is defined in part 3 (Issue Documents) of this Annex.
“Insolvency Proceedings” means insolvency proceedings as defined in Article 2(a) of Council Regulation (EC) No 1346/2000 of 29 May 2000 on insolvency proceedings.
“Issuer” is defined in part 2 (Issuer) of this Annex.
“New York law” means the laws of the State of New York.
“Notes” means the (i) USD 1,750,000,000 3.10% Notes due 2015 and (ii) USD 1,000,000,000 Floating Rate Notes due 2012 and includes, where the context permits:
(a)	the Notes in all forms referred to in this opinion and the coupons pertaining to the Notes in definitive form; and

(b)	the Terms and Conditions.
“Power of Attorney” is defined in part 2 (Issuer) of this Annex.
“Prospectus” is defined in part 3 (Issue Documents) of this Annex.
“Registration” means the registration of the Securities with the SEC under the Securities Act.
“Registration Statement” means the registration statement on form F-3 dated 7 November 2008 in relation to the Registration (excluding any documents incorporated by reference in it and any exhibits to it).
“SEC” means the U.S. Securities and Exchange Commission.
“Securities Act” means the U.S. Securities Act of 1933, as amended.
“Supplement” is defined in part 3 (Issue Documents) of this Annex.
“Terms and Conditions” is defined in part 3 (Issue Documents) of this Annex.
“Trade Register Extract” is defined in part 2 (Issuer) of this Annex.
“Underwriters” means the Underwriters named in the Underwriting Agreement.
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Part 2 — Issuer
In this opinion:
“Corporate Resolution” means each of:
(a)	a written resolution of the Issuer’s managing board dated 31 May 2005;

(b)	a supplemental written resolution of the Issuer’s managing board dated May 2006;

(c)	a written resolution of the Issuer’s managing board (directie) with the heading “Memorandum to the Board of Management of Shell International Finance B.V.”, which is dated 5 November 2008; and

(d)	a board resolution of the Issuer’s managing board headed “Memorandum to the Board of Management of Shell International Finance B.V.” signed by all managing directors of the Issuer and dated 29 January 2010.
“Issuer” means Shell International Finance B.V., with corporate seat in The Hague.
“Power of Attorney” means a power of attorney granted by the Issuer to Cheryl Sunderland, Maria Cooper, Nick Wakefield, Karin Hawkins and Michael Ashworth and dated 11 March 2010.
“Trade Register Extract” means a Trade Register extract relating to the Issuer provided by the Chamber of Commerce and dated 14 June 2010.
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Part 3 — Issue Documents
In this opinion:
“Agreements” means the Indenture, the Fixed Rate Terms Agreement, the Fixed Rate Underwriting Agreement, the Floating Rate Terms Agreement and the Floating Rate Underwriting Agreement.
“Fixed Rate Terms Agreement” means a terms agreement dated 21 June 2010 in connection with the USD 1,750,000,000 3.10% Notes due 2015 between the Issuer, the Guarantor and the Underwriters.
“Fixed Rate Underwriting Agreement” means an underwriting agreement in connection with the USD 1,750,000,000 3.10% Notes due 2015 dated 21 June 2010 between the Issuer, the Guarantor and the Underwriters.
“Floating Rate Terms Agreement” means a terms agreement in connection with the USD 1,000,000,000 Floating Rate Notes due 2012 dated 21 June 2010 between the Issuer, the Guarantor and the Underwriters.
“Floating Rate Underwriting Agreement” means an underwriting agreement in connection with the USD 1,000,000,000 Floating Rate Notes due 2012 dated 21 June 2010 between the Issuer, the Guarantor and the Underwriters.
“Free Writing Prospectus” means the pricing term sheets for the Notes, filed as a “Free Writing Prospectus” with the SEC on 21 June 2010.
“Indenture” means an indenture dated 27 June 2006 for senior debt securities between the Issuer, the Guarantor and Deutsche Bank Trust Company Americas as trustee and includes the terms and conditions of the notes to be issued under the Registration.
“Prospectus” means the prospectus dated 7 November 2008 for the Notes on Form F-3 relating to the Registration.
“Supplement” means a preliminary prospectus supplement to the Prospectus dated 21 June 2010.
“Terms and Conditions” means the terms and conditions of the Notes.
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